                                                                    EXHIBIT 99.1
                             COMSHARE, INCORPORATED
                         FIRST QUARTER, FISCAL YEAR 2002
                                 CONFERENCE CALL
                                OCTOBER 23, 2001
                                  1:30 P.M. EDT


     DENNIS GANSTER

     Total revenue in the first quarter of fiscal year 2002 was $15.0 million, a decrease of 3% from the same quarter a year ago. The Company had a pre-tax loss of $500,000, compared to earnings of $100,000 in the year ago quarter. Our total net loss of $0.86 per share for the first quarter of fiscal year 2002 includes a tax expense of $8.2 million relating to the write-down of the deferred tax assets that Brian Jarzynski will discuss later in this call. As this charge is a result of events outside of our current operations, it is important to focus on our pre-tax results and understand the trends in our latest quarter.

     Total revenue in our management planning and control, or MPC, business grew 14% for the first quarter of fiscal year 2002 to $11.8 million and MPC revenue represented 78% of our total revenue for the quarter.

     License fees declined 13% in the first quarter of fiscal year 2002 compared to the same quarter last year. However, this result is comprised of 10% growth in MPC license fees and a 63% decrease in legacy license fees. First quarter license fees were negatively impacted by the difficult economic conditions that continue to affect our primary markets. The first quarter of our fiscal year, or the September quarter, is historically the slowest from a license fee perspective due to vacation season in the Northern Hemisphere and the propensity of the sales force to close as much business as possible in the last quarter of the fiscal year, or our June quarter.

     In the first quarter of fiscal year 2002, license fees from our direct operations grew 2% over the prior year first quarter, far short of our expectations, but still important growth given the events that affected our economy during the quarter. We ended the quarter with 31 direct sales reps, two more than the beginning of the quarter. License fees from our distributor operations declined 30% in the first quarter of fiscal year 2002 due to lower legacy license fees and the global economic uncertainty. I have spoken of my disappointment in the lack of progress made in the adoption of our MPC strategy by many of our distributors. We have made an increased investment in their operations through additional support people in each territory and we have moved to add direct territory management to our Southern European territory. We expect to see the benefits of our increased investment over the next few quarters.

     Maintenance revenue in the first quarter of fiscal year 2002 declined a slight 1.6% from the prior year quarter, however maintenance from our MPC products grew 23% in the first quarter of fiscal year 2002 and now represents 58% of total maintenance revenue. Last quarter I spoke of the transition of maintenance revenue to modest growth. While this quarter was a minor decline, when license fees return to normal growth, we expect to resume growth in maintenance revenue.

     Implementation services revenue from our MPC products was very strong in the first quarter of fiscal year 2002, following the strong license fee performance in the direct operations in the previous two quarters. The 12% growth in implementation services revenue for the quarter reflects strong MPC sales and a number of large projects currently underway.

     Another important product release, MPC 4.2, was completed in August, 2001. This new version offers a host of new features for end users and a rapid application building environment for developers. Importantly, MPC 4.2 further advances our vision of an integrated management planning and control application. Other enhancements to MPC will include enhanced consolidation capabilities and enhanced integration of Microsoft's Analysis Services engine.

     While I am pleased with the growth in our management planning and control business, the effects of the slowdown in the economy have impaired our growth and kept us from profitability in the first quarter of fiscal year 2002. It is impossible to know how long the economy will be weak, so we are taking actions in the second quarter of fiscal year 2002 to reduce our operating costs by $2.5 million on an annual basis, mainly through personnel reductions, attrition and selected third party cost cuts. As a result, we anticipate a restructuring charge of approximately $600,000 in the second quarter ended December 31, 2001. While we expect these actions to have some impact on our second quarter, the full benefit should be realized beginning in the third quarter of fiscal year 2002. We are taking these actions to give us the flexibility to continue investing in our new products despite these difficult times.

     Brian will now comment on the financial aspects of the quarter.

     BRIAN JARZYNSKI

     There are several items.

     First, I will discuss the write-down of deferred tax assets at September 30, 2001. The Company had a net deferred tax asset on the balance sheet at the end of fiscal year 2001 of approximately $8.2 million. The asset consisted primarily of tax benefits that were deferred for future use due to historical operating losses or other differences between tax and book accounting.

     From a tax perspective, the asset has significant long-term benefits to the Company. From a financial statement perspective, the value of the asset depends on the ability of the Company to show historical earnings or to enlist other tax strategies to generate taxable income to support the valuation. We have evaluated the strategies available to the Company, and based on the impact of the current economic downturn on market valuations, we determined our current tax strategy was not viable. It is important to note that the benefits of the deferred tax asset are still available to the Company in future periods and we expect to utilize these benefits in future periods.

     Next is the impact of exchange rates. Approximately 25% of Comshare's business is from Europe and another 20% from the rest of the world outside of the United States. The weakness in foreign currencies relative to the United States dollar had a negative impact on revenue in the first quarter of fiscal year 2002, reducing revenue by approximately $50,000 compared to the same quarter a year ago. The impact on profits was minimal because we have costs denominated in these foreign currencies.

     Cash flow was negative $3.4 million in the first quarter of fiscal year 2002, reflecting the usual heavy payment of fourth quarter of fiscal year 2001 accruals and less than anticipated cash receipts in September, 2001. Receivables were higher than I would like with days outstanding in accounts receivable of 105 days at September 30, 2001. This compares to our target of 90 days, and to 95 days in the same quarter a year ago and 90 days at year-end, June 30, 2001. Our cash collection forecast for the second quarter of fiscal year 2002 is for positive cash flow.

     Deferred revenue declined $900,000 during the first quarter of fiscal year 2002. Most of the reduction in deferred revenue reflected the normal seasonality of maintenance renewals that are high in our second and fourth quarters and lower in our first and third quarters.

     DENNIS GANSTER

     As we look forward to the second quarter and the balance of fiscal year 2002, we are confident that our MPC revenue will be the foundation to restored growth when the economic climate improves. But, given the high degree of uncertainty in the economy at this time, we do not feel we can provide specific guidance.

     We are now ready to take your questions.


     SAFE HARBOR STATEMENT

     Certain information in this conference call script contains "forward looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, including those concerning the Company's future results, cash flow and strategy, the benefits of the Company's investment in distributor operations, the impact of cost reduction actions and the Company's ability to use its net operating losses and other tax benefits. Actual results could differ materially from those in the forward looking statements due to a number of uncertainties, including, but not limited to, the demand for the Company's products and services; the size, timing and recognition of revenue from significant orders; the impact that cost reductions may have on the Company's revenues and operating results; increased competition and pricing pressures from competitors; the Company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the Company's competitors; the level of interest and success of the Company's distributors in marketing and selling the Company's products; changes in Company strategy; product life cycles; the cost and continued availability of third party software and technology incorporated into the Company's products, including the impact of the expiration of the license for Essbase in December 2002; the impact of rapid technological advances, evolving industry standards and changes in customer requirements, including the impact on the Company's revenues of Microsoft's OLAP database; the overall competition for key employees; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; economic conditions generally or in specific industry segments. The level of annual expense reductions resulting from cost reduction actions may vary due to a number of factors, including unanticipated increases in costs resulting from such actions or otherwise. In addition, a significant portion of the Company's revenue in any quarter is typically derived from non-recurring license fees, a substantial portion of which is booked in the last month of a quarter. Since the purchase of the Company's products is relatively discretionary and generally involves a significant commitment of capital, in the event of any downturn in any potential customer's business or the economy in general, purchases of the Company's products may be deferred or canceled. Further, the Company's expense levels are based, in part, on its expectations as to future revenue and a significant portion of the Company's expenses do not vary with revenue. As a result, if revenue is below expectations, results of operations are likely to be materially, adversely affected.